Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces

Trust Preferred Exchange Offering

IRVINE, Calif. May 11, 2017—Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) (the “Company” or “Impac”) announced today that it has exchanged $8.5 million in trust preferred securities at a discount to par by issuing  412,264 shares of its common stock (the “Shares”) pursuant to an exchange agreement entered into on May 5, 2017 with certain investors (the “Offering”). The interest rate on the trust preferred securities was a variable rate of three-month LIBOR plus 3.75% per annum. At December 31, 2016, the interest rate was 4.75%.

In October 2005, the Company formed Impac Capital Trust #4 (the “Trust”) as a special purpose entity for the sole purpose of issuing $20.6 million of trust preferred securities. The Company issued subordinated deferrable interest debentures to the Trust due July 30, 2035 in exchange for the proceeds of the offering of the trust preferred securities. The investors in the Offering held trust preferred securities with an aggregate liquidation amount of $8.5 million issued by the Trust.

Further to the exchange agreement, the investors exchanged the $8.5 million of trust preferred securities held by them for aggregate consideration consisting of 412,264 shares of the Company’s common stock. Accrued and unpaid interest on the trust preferred securities was paid in cash in the aggregate amount of approximately $14,000.

The Company received no proceeds from the issuance of the Shares. The effect of the Offering was to cause the cancellation of $8.5 million of subordinated debentures issued by the Company to the Trust further to the issuance of the trust preferred securities exchanged for the Shares.

A “shelf” registration statement relating to the Shares was filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 20, 2016 and declared effective on December 29, 2016.  The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement.  A final prospectus supplement related to the Offering will be filed by the Company with the SEC.   Copies of the prospectus supplement and the accompanying prospectus, when available, can be obtained for free at the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the prospectus contained therein or the prospectus supplement.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com